Exhibit (a)(1)(G)





FOR IMMEDIATE RELEASE                     CONTACT:
Monday, June 26, 2000                     Edward G. Novotny & Associates, Inc.
                                          (212) 490-2065/2977


            ISP COMMENCES TENDER OFFER TO ACQUIRE DEXTER CORPORATION
            --------------------------------------------------------
                            FOR $45 PER SHARE IN CASH
                            -------------------------

      WAYNE, NJ - International Specialty Products Inc. (NYSE - "ISP") announced today that it is commencing, through its ISP Acquisition Corp. subsidiary, a tender offer for all of the outstanding shares, including the associated preferred stock purchase rights (the "Rights"), of Dexter Corporation (NYSE - "DEX") at a price of $45 per share in cash. ISP presently owns 9.91% of the outstanding shares of Dexter. Following the completion of the tender offer, ISP Acquisition Corp. intends to consummate a second-step merger in which all remaining Dexter shareholders will receive the same cash price paid in the tender offer. ISP has received a commitment from The Chase Manhattan Bank in the amount of $1.775 billion to, among other things, fund the purchases pursuant to the tender offer and the second-step merger.

      The tender offer is scheduled to expire at midnight, New York City time, on July 24, 2000, unless the offer is extended.

      ISP's Chairman, Samuel J. Heyman, stated, "We believe our offer to be a full and fair one and in the best interests of Dexter's shareholders. Dexter's piecemeal liquidation approach is, in our opinion, seriously flawed because it fails to deliver a transaction designed to realize the value of Dexter's interest in Life Technologies, Inc. What Dexter has failed to inform its shareholders is that the sales of the chemicals businesses announced last week were the easy part. Dexter shareholders should know that a substantial portion of the proceeds from the two sales will be absorbed by taxes, debt repayment, 'golden parachute' payments, and other transaction costs."




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      The tender offer is conditioned upon, among other things: (a) there being validly tendered, and not withdrawn before the expiration of the offer, shares of common stock of Dexter that, when added to the shares already beneficially owned by ISP, would represent at least two-thirds of the outstanding Dexter shares on a fully diluted basis; (b) that Dexter's Board redeem the Rights, or ISP is satisfied in its sole discretion that the rights have been invalidated or are otherwise inapplicable to the offer and the second-step merger; (c) that Dexter's Board approve the acquisition of shares by ISP Acquisition Corp. in the offer and the second-step merger for purposes of Sections 33-841 and 33-844 of the Connecticut Business Corporation Act so that ISP Acquisition Corp. can consummate the proposed second-step merger as soon as practicable following consummation of the offer; (d) that Dexter has not sold or disposed of, or entered into any agreement to sell, any assets of Dexter or its subsidiaries outside the ordinary course of business, including, without limitation, any shares of any subsidiaries of Dexter (such as Life Technologies, Inc.), and upon termination of any agreements which Dexter has entered into with respect to the sale or disposition of such assets and, in the sole determination of ISP, that no material termination fees or other liabilities shall have been incurred in connection therewith; (e) that ISP Acquisition Corp. has available borrowings of $1.775 billion to, among other things, purchase shares in the tender offer and the second-step merger, on the terms set forth in the senior credit facilities commitment letter issued by The Chase Manhattan Bank; and (f) that Dexter's Board agrees to cause a majority of the Board of Directors to be composed of representatives of ISP immediately following consummation of the tender offer.

      Chase Securities Inc. is the Dealer Manager for the offer. Innisfree M&A Incorporated is the Information Agent for the offer and can be contacted at
(888) 750-5834 with any questions relating to the offer.

                                     * * * *

      International Specialty Products Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.

      ISP HAS FILED A FINAL, DEFINITIVE PROXY STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION RELATING TO ISP'S SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF DEXTER CORPORATION FOR USE AT DEXTER'S 2000 ANNUAL MEETING. ISP STRONGLY ADVISES ALL DEXTER SHAREHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PROXY STATEMENT HAS BEEN MAILED TO ALL OWNERS OF DEXTER COMMON STOCK AS OF THE MAY 15 RECORD DATE AND IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP:\\WWW.SEC.GOV. DEXTER SHAREHOLDERS MAY


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ALSO OBTAIN THE PROXY STATEMENT FOR FREE FROM INNISFREE M&A INCORPORATED, BY
CALLING (888) 750-5834.

      ISP IS FILING AN OFFER TO PURCHASE AND A LETTER OF TRANSMITTAL WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION RELATING TO ISP'S OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF DEXTER CORPORATION. ISP STRONGLY ADVISES ALL DEXTER SHAREHOLDERS TO READ THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE OFFER. THESE DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP:\\WWW.SEC.GOV AND MAY BE OBTAINED FOR FREE FROM INNISFREE M&A INCORPORATED, BY CALLING (888) 750-5834.

      This press release may contain "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's Annual Report on Form 10-K, that is filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference.











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